Exhibit 10.22.2

PartnerRe Ltd.

Retention Award Agreement

Patrick Thiele

16 November 2004

This Award Agreement (the “Agreement”) is made effective as of 16 November 2004, (the “Grant Date”) by and between PartnerRe Ltd. (the “Company”), and Patrick Thiele (the “Participant”), an employee of the “Company”.

WHEREAS, the Company desires to retain the Participant through December 31st, 2009, and provide as an additional incentive to the Participant, a Retention Award (the Award”) in accordance with the terms set forth in this Retention Award Agreement (the “Agreement”).

NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Retention Award. The Participant will be granted an award of $2,500,000 which will be earned and paid upon the fulfillment of the terms and conditions set forth in Section 4 of this Agreement.

2. Purpose of Award Agreement. The purpose of this Agreement is to set forth the terms and conditions for this Retention Award.

3. Award Agreement. This Award Agreement evidences the intent of the Company to provide a Retention Award subject to the terms set forth herein. By receipt of this Award Agreement, the Participant agrees to the terms of this Agreement and to be bound by the actions of the Board of Directors of the Company (the “Board”), and/or the Compensation Committee of the Board (the “Committee”) pursuant to this Agreement.

4. Terms and Conditions. The Award will vest and be awarded to the Participant; provided the following terms and conditions are met:

a. Retention Period. The Participant remains an employee of the Company throughout the period beginning on the Grant Date and ending on December 31st, 2009 (the “Retention Period”), and

b. Performance Condition. The GAAP Book Value of the Company equals or exceeds $XX.XX per Diluted Share, as presented in the Company’s 2009 audited financial statements (the “Performance Condition”).

The Committee may, during the Retention Period, make such adjustments to the Performance Condition as it may deem appropriate to preserve the intended benefits of the award, to compensate for, or reflect, any significant changes that may have occurred during the Retention Period, that alter or affect the computation of the measures of the Performance Condition used for the calculation of this Award.

5. Form and Timing of Payment.

a. Payment of the Award will be made in cash in a single lump sum payment within two and one-half months following the end of the Retention Period. The Committee shall determine the method of administering the lump sum payment.

b. Notwithstanding any provision in this Section, the form and timing of the payment shall be made in a manner that complies with all applicable laws, rules and regulations.

6. Transferability. This Award is not transferable, except as specifically provided for in this Agreement.

7. Termination. Notwithstanding the terms and conditions set forth above, the Award is subject to the following Termination provisions:

a. Termination Due to Death or Permanent Disability. If termination of the Participant’s service is due to death or permanent disability during the Retention Period, and the Performance Condition is achieved on a pro rata basis, then a pro rata portion of the Award will vest and be delivered to the Participant, the Participant’s designated beneficiary or estate, as the case may be, as defined in Section 9 of this Agreement.

b. Termination by the Company without Cause or by the Participant with Good Reason. If termination of the Participant’s service is by the Company without Cause or by the Participant with Good Reason during the Retention Period, and the Performance Condition is achieved on a pro rata basis, then a pro rata portion of the Award will vest as defined in Section 9 of this Agreement. Notwithstanding any other provision of this agreement, the Award will be delivered no sooner than six months following the date of termination.

c. Termination by the Company for Cause or by the Participant without Good Reason. If termination of the Participant’s service is by the Company for cause or by the Participant without good reason, this Award will automatically terminate and be forfeited.

d. Terminations. Terminations will be construed in accordance with the definitions in the Participant’s employment agreement, except for termination due to “Disability” which must meet the definitions in both the Participant’s employment agreement and the US Internal Revenue Code Section 409A(a)(2)(c).

8. Change in Control. Upon a Change in Control as defined in PartnerRe Ltd. Employee Plan as amended February 26th 2002, the Award will remain subject to the Retention Period of Section 4(a), but the Performance Condition of Section 4(b) will lapse. If Participant terminates at or following a Change in Control, but prior to the end of the Restriction Period, the Award will vest in accordance with Section 7.

9. Pro rata Vesting. The Performance Condition is considered achieved on a pro rata basis if the published GAAP Book Value per Diluted Share of the Company immediately prior to termination is at or above the quarterly GAAP Book Value.

10. Government and Other Regulations. The obligation of the Company to make payment of this Award shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required and to which the Company is subject.

11. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company shall have the right to deduct from the Award all applicable taxes required by law to be withheld from the Award.

12. Entire Agreement. This Award Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes in its entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. Any modification of this Award must be in writing signed by the Company. Decisions of the Committee with respect to the administration and interpretation of Award will be final, conclusive and binding on all persons.

13. Data Protection. The Participant hereby acknowledges and agrees that the Company or any of its Affiliates may process sensitive personal data about the Participant. The Participant hereby gives his or her explicit consent to the Company to process any such personal and/or sensitive data. The Participant also hereby provides explicit consent to the Company to transfer any such personal and/or sensitive data outside of the country in which he or she is providing services.

14. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

15. Governing Law. This Award Agreement will be governed by and construed in accordance with the laws of Bermuda, without regard to conflict of laws.

16. Headings. Headings are for the convenience of the parties and are not deemed to be part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

PARTNERRE LTD.

By:
Name:	Diana Wilson
Title:	Director, Group Compensation & Benefits

PARTICIPANT

By:
Name:	Patrick Thiele

4